EXHIBIT 99.1

Shentel Announces Completion of Its Sprint 4G LTE Upgrade

All-New 4G LTE Wireless Network Means Better Coverage, Enhanced Call Quality, Faster Speeds and Improved Network Reliability for Shentel's Sprint Customers

EDINBURG, Va., Nov. 13, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (SHEN), a PCS Affiliate of Sprint, announces the completion of its 4G LTE Network upgrade. The project, called Network Vision, mirrors Sprint's plans for its national network and involved the replacement of all Shentel's network equipment and antennas. In addition to benefiting from unlimited talk, text and data guaranteed for life, Shentel's Sprint wireless customers now have access to LTE on the all-new 3G/4G wireless network. This means more coverage in more places, stronger indoor signals, faster downloads and streaming, fewer data interruptions, fewer dropped calls, and enhanced crystal-clear voice quality.

Shentel invested over $100 million in 2012 and 2013 building the largest and most advanced 4G LTE and enhanced 3G network in communities stretching along the I-81 corridor from Harrisonburg, VA, through Winchester, VA; Martinsburg, WV; Hagerstown, MD; and Chambersburg, to Harrisburg, PA and east to Hanover and York, and west along the turnpike to Breezewood, and north to Altoona, PA. The new 4G LTE network gives Shentel's Sprint customers the power to do even more in less time — from streaming videos to downloading large files — without worrying about the amount of data, voice or text messages used from their mobile phone. The 3G customers also will benefit from the technology upgrades with increased coverage areas, clearer voice quality and improved network reliability, among other benefits.

Chris French, CEO of Shentel, commented, "We're very pleased to have completed our Network Vision upgrade and the largest capital investment in our Company's history. We look forward to providing our customers with expanded coverage and enhanced service through access to the state-of-the-art 4G LTE Network."

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com

CONTACT: Shenandoah Telecommunications, Inc.
         Willy Pirtle
         Vice President - Wireless
         540-984-3001
         Willly.pirtle@emp.shentel.com

         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or:

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200